Exhibit 10.53
[Asyst Technologies, Inc. letterhead]
June 1, 2004
Aaron Tachibana
763 Sunshine Dr.
Los Altos, CA 94024
Dear Aaron,
This letter is intended to confirm the terms of your offer of employment with Asyst Technologies, Inc. (“Asyst”).
Asyst is pleased to offer you the position of Division Controller. In this position, you would report to Pete Mangan, Director, Finance and shall be responsible for performing the key events/responsibilities outlined in the attached job description. In addition to these basic duties, you would be expected to perform other job-related duties as assigned by your manager.
Your primary job location would initially be at Asyst’s offices located in Fremont, California, and at such other places as Asyst may direct over time. Your date of actual hire and commencement of employment with Asyst would be determined upon acceptance of this offer.
During your employment with Asyst, you would be expected to establish and maintain a professional, cordial relationship with co-workers, management, suppliers and customers. You would be expected to learn the requirements of the position and demonstrate the ability to meet satisfactory performance for this position. You would also be expected to actively participate in Asyst’s quality improvement processes. You also would be expected at all times to abide by all Asyst policies and procedures and legal or regulatory requirements applicable to your employment.
This is an exempt position, and your salary would be $5,576.93 per pay period (26 pay periods per year), which calculates to $145,000.00 on an annualized basis (before withholdings for applicable taxes, benefits and other deductions). You would also be eligible to participate in periodic performance appraisals in accordance with current company practice.
You will be eligible for paid time off (PTO) accrual, consistent with Asyst policies, as well as customary or Company-declared “shut-down” periods.
In addition, you would be initially eligible to participate in an annualized performance-based bonus plan for Asyst’s Fiscal Year 2005. Your initial targeted payout amount would be 30% of your base salary, conditioned upon 100% achievement of company, team and individual objectives. The performance-based bonus plan will be structured in such a way that should you, your team and the company exceed certain objectives (which may include company profitability objectives), your actual performance-based bonus payout could be greater than the targeted payout amount noted above.

Aaron Tachibana
June 1, 2004

Additionally, in conjunction with your employment Asyst would offer you an option to purchase 15,000 shares of Asyst Common Stock. This option would be subject to approval by Asyst’s Board of Directors, and subject to all terms and conditions of the specific Asyst option plan from which the option would be issued. Once approved, the option would begin vesting on the grant date anniversary (25%) and would continue vesting in conjunction with your continuing employment at a rate of 25% of the option grant per year, such that at the end of your fourth year of your continuous employment the option shall have vested in full. The exercise price of the option shares will be set as of the closing market price for Asyst Common Stock on the last trading day of the month in which your grant is approved by Asyst’s Board of Directors.
Asyst offers what we feel is a very competitive benefits package, which would be available to your upon your employment. A brief summary of those benefits is attached for your review. You will need to review carefully the specific benefit plans to determine your specific eligibility and the specific the terms and conditions applicable to any benefits. Please note that under current benefit plan requirements, if an Asyst employee requests medical and dental coverage, the employee is required to pay approximately 5% of the employee premium, and if covering dependents, the employee is required to pay approximately 15% of the dependent premium. Also, there is a 401K Plan available to employees interested in tax-deferred income and investment options. It is understood that all benefits and plan terms and conditions are subject to change without notification.
You understand and agree that Asyst may revoke or change this offer of employment at any time and for any reason, without obligation or liability to you. You also understand and agree that if you do accept employment with Asyst, your employment will at all times be “at will”. It is not for a specific term and can be terminated by you or by the Company at any time, for any reason, with or without cause and with or without notice. Any contrary representations, promises or assurances which may have been made or which may be made to you, concerning any aspect of your employment, are superseded by this offer and of no binding effect on Asyst. Any additions or modifications of these terms would have to be in writing and signed by yourself, your prospective manager, and the Sr. Director of Human Resources.
You also must be able to provide appropriate identification establishing your identity and legal right to work within the United States, and complete and return a form I-9 within the first three (3) days of your employment. This offer is also contingent upon satisfactory background and reference checks. In this regard, you will be asked to consent to Asyst obtaining such background information and references as it deems reasonably necessary, including confirmation of your past employment history, Social Security verification and Criminal background.

Aaron Tachibana
June 1, 2004

As a further condition of our offer and your initial and continuing employment with Asyst, you will be expected to sign and comply with certain agreements and all Asyst policies and procedures, concerning benefits, confidential information, assignment of inventions, arbitration of disputes, business conduct, among others. In this regard, you will be asked to sign and return in conjunction with your acceptance of this offer the enclosed Proprietary Information Agreement, Agreement to Arbitrate Disputes and Claim, and Code of Business Conduct. These agreements, and the additional policies and procedures applicable to you at all times during employment with Asyst, contain important conditions effecting your employment and your legal rights in general. Please read and review them carefully and feel free to consult with your attorney or other advisor concerning their terms, significance and effect on you.
We hope you will give our offer positive consideration, and we look forward to having you as part of our team. If this offer is acceptable, please sign, date and return this letter, along with the enclosed additional documents to Human Resources.
If there are any questions or concerns, please contact myself or Dorothy Jones, Sr. Director of Human Resources.
Sincerely,

/s/ Pete Mangan Pete Mangan Director, Finance	/s/ David White David White Sr. V.P/CFO
Agreed and Accepted:
I understand and agree to the terms and conditions of this offer of employment with Asyst Technologies, Inc. I also specifically understand that Asyst may revoke this offer at any time, and for any reason, prior to my actual commencement of employment and without obligation or liability to me, and that my continuing employment thereafter with shall be “at will”, subject to my compliance with all policies or procedures in effect, and terminable by me or by Asyst at any time, for any reason, with or without cause and with or without notice.

/s/ Aaron Tachibana Aaron Tachibana	6-2-04 Date

6-7-04 [intended start date]

Attachments:	Proprietary Information Agreement Agreement to Arbitrate Disputes and Claims Code of Business Conduct